Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GENSPERA, INC.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JUNE, A.D. 2007, AT 4:25 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

3726615 8100

070716623

AUTHENTICATION: 5768201

DATE: 06-18-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:42 PM 06/15/2007
FILED 04:25 PM 06/15/2007
SRV 070716623 - 3726615 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

FIRST: That at a meeting of the Board of Directors of **GENSPERA, INC.** resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof. The resolution setting for the amendment is as follows:

> **RESOLVED**, that the Certificate if Incorporation of GenSpera, Inc. be amended by changing the Article numbered "Fourth" so that as amended, said Article shall read as follows:
>
> > "The amount of the total authorized capital stock of this corporation shall consist of Eighty Million (80,000,000) shares of Common Stock having a par value of $0.0001 per share and Ten Million (10,000,000) shares of Preferred Stock having a par value of $0.0001 per share. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix by resolution or resolutions any of the designations, powers, preferences and rights, and any of the qualifications, limitations, or restrictions which are permitted by Delaware General Corporation Law in respect of any class or classes of stock or any series of any class of stock of the Corporation."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of May, 2007.

/s/Richard P. Burgoon, Jr.

Name: Richard P. Burgoon, Jr.
Title: Secretary